Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 July 26, 2022
www.zionsbancorporation.com
Second Quarter 2022 Financial Results: FOR IMMEDIATE RELEASE
Investor and Media Contact: James Abbott (801) 844-7637

Zions Bancorporation, N.A. reports: 2Q22 Net Earnings of $195 million, diluted EPS of $1.29 compared with 2Q21 Net Earnings of $345 million, diluted EPS of $2.08, and 1Q22 Net Earnings of $195 million, diluted EPS of $1.27

SECOND QUARTER RESULTS

$1.29	$195 million	2.87%	9.9%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

SECOND QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $593 million, up 7%
	•	NIM was 2.87%, compared with 2.79%

Operating Performance	•	Pre-provision net revenue ("PPNR") was $310 million, down 9%; adjusted PPNR² was $300 million, up 3%
	•	PPP loans contributed $15 million in interest income, compared with $68 million
	•	Customer-related noninterest income was $154 million, up 11%
	•	Noninterest expense was $464 million, up 8%; adjusted noninterest expense² was $463 million, up 11%
	•	The efficiency ratio² was 60.7%, compared with 59.1%

Loans and Credit Quality	•	Loans and leases were $52.4 billion, up 2%; excluding PPP, loans and leases were $51.8 billion, up 10%
	•	The provision for credit losses was $41 million, compared with ($123) million
	•	The allowance for credit losses was 1.05% of loans (ex-PPP), compared with 1.22% of loans (ex-PPP)
	•	Nonperforming assets[3] were $201 million, or 0.4%, of loans, compared with $308 million, or 0.6%, of loans

Capital	•	The estimated CET1 capital ratio was 9.9%, compared with 11.3%
	•	Shares of common stock repurchased during the quarter were 0.9 million for $50 million

Notable items	•	Credit valuation adjustment gain on client-related interest rate swaps of $10 million, or $0.05 per share, compared with loss of $5 million
	•	Deposits were $79.1 billion, up 4%, and the loan-to-deposit ratio was 66%, compared with 68%

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “In the second quarter, we built on recent loan growth momentum, with average non-PPP loans increasing $1.5 billion, or an annualized 12%. Customer-related noninterest income was also strong with year-over-year improvement of 11%. Adjusted revenue increased nearly 8% over the prior year, despite a significant reduction in PPP revenue as that portfolio runs off. Excluding the impact of PPP, adjusted revenue increased nearly 17% over the prior year.”

Mr. Simmons continued, “We are particularly pleased with the credit performance of the loan portfolio. Our net charge-off ratio was an annualized 0.07% of average loans, and our nonperforming asset ratio fell to a very clean 0.4% of loans. Also, for the first time in several decades, our real estate owned figure was zero. We are well prepared for the possibility of a recession with solid credit quality and capital, and strong pre-provision net revenue growth.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Adjusted PPNR	$300	$290	$541	$543
Net charge-offs	$9	$(2)	$15	$6
Efficiency ratio	60.7%	59.1%	63.1%	61.3%
Weighted average diluted shares	150.8	163.1	151.3	163.5
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior-year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 15-17.
3 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 2
July 26, 2022
Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				2Q22 - 1Q22		2Q22 - 2Q21
(In millions)	2Q22	1Q22	2Q21	$	%	$	%
Interest and fees on loans	$468	$437	$492	$31	7%	$(24)	(5)%
Interest on money market investments	12	6	4	6	NM	8	NM
Interest on securities	128	112	74	16	14	54	73
Total interest income	608	555	570	53	10	38	7
Interest on deposits	7	6	7	1	17	—	—
Interest on short- and long-term borrowings	8	5	8	3	60	—	—
Total interest expense	15	11	15	4	36	—	—
Net interest income	$593	$544	$555	$49	9	$38	7
				bps		bps
Yield on interest-earning assets[1]	2.94%	2.65%	2.86%	29		8
Rate paid on total deposits and interest-bearing liabilities[1]	0.07%	0.06%	0.08%	1		(1)
Cost of total deposits[1]	0.03%	0.03%	0.04%	—		(1)
Net interest margin[1]	2.87%	2.60%	2.79%	27		8
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
Net interest income increased $38 million, or 7%, to $593 million in the second quarter of 2022, primarily due to an increase in average interest-earning assets and a higher interest rate environment.
Average interest-earning assets increased $3.1 billion, or 4%, driven by strong growth in available-for-sale securities and commercial loans (ex-PPP), and was partially offset by declines in average PPP loans and money market investments. Average securities increased $8.7 billion, or 49%, representing 32% of average interest-earning assets, compared with 22%, as we actively deployed excess liquidity into securities.
The net interest margin was 2.87%, compared with 2.79%. The yield on average interest-earning assets was 2.94% in the second quarter of 2022, an increase of eight basis points. The yield on total loans decreased 10 basis points to 3.67%. The yield on non-PPP loans decreased six basis points, due to lower yields on new originations during the past year arising, in part, from promotional rates on commercial owner-occupied loans and home equity credit lines that we utilized to deploy excess liquidity. The yield on securities increased 26 basis points to 1.97%, largely due to higher interest rates.
The annualized cost of total deposits for the second quarter of 2022 was 0.03%, compared with 0.04%. The rate paid on total deposits and interest-bearing liabilities was 0.07%, a slight decrease from 0.08% during the second quarter of 2021. Average noninterest bearing deposits as a percentage of total deposits were 51%, compared with 49% for the same prior year period.
In the second quarter of 2022, approximately 2,000 PPP loans totaling $0.6 billion were forgiven by the SBA. PPP loans contributed $15 million in interest income during the quarter, compared with $68 million. During the same time periods, approximately $10 million and $36 million of the interest income from PPP loans was related to accelerated recognition of net unamortized deferred fees due to forgiveness, respectively. At June 30, 2022, the remaining net unamortized deferred fees on PPP loans totaled $11 million.

ZIONS BANCORPORATION, N.A.
Press Release – Page 3
July 26, 2022

Noninterest Income
				2Q22 - 1Q22		2Q22 - 2Q21
(In millions)	2Q22	1Q22	2Q21	$	%	$	%
Commercial account fees	$37	$41	$34	$(4)	(10)%	$3	9%
Card fees	25	25	24	—	—	1	4
Retail and business banking fees	20	20	18	—	—	2	11
Loan-related fees and income	21	22	21	(1)	(5)	—	—
Capital markets and foreign exchange fees	21	15	17	6	40	4	24
Wealth management fees	13	14	12	(1)	(7)	1	8
Other customer-related fees	17	14	13	3	21	4	31
Customer-related noninterest income	154	151	139	3	2	15	11
Fair value and nonhedge derivative income (loss)	10	6	(5)	4	67	15	NM
Dividends and other income	7	2	8	5	NM	(1)	(13)
Securities gains (losses), net	1	(17)	63	18	NM	(62)	(98)
Total noninterest income	$172	$142	$205	$30	21	$(33)	(16)

Total customer-related noninterest income increased $15 million, or 11%, to $154 million, driven by increased customer activity across most fee categories, notably capital markets and foreign exchange fees, other customer-related fees, and commercial account fees.
Retail and business banking fees include overdraft and non-sufficient funds fees. Beginning in the third quarter of 2022, we expect to reduce the rate and frequency with which such fees are assessed. Relative to current activity levels, we expect this will reduce our customer-related noninterest income by approximately $5 million per quarter.
Net securities gains and losses decreased $62 million, mainly due to a large unrealized gain during the prior year period primarily related to the IPO of our SBIC investment in Recursion Pharmaceuticals, Inc.
Fair value and nonhedge derivative income increased $15 million from the prior year period. We recognized a $10 million gain during the quarter related to a credit valuation adjustment (“CVA”) on client-related interest rate swaps, compared with a $5 million CVA loss in the prior year period.

Noninterest Expense
				2Q22 - 1Q22		2Q22 - 2Q21
(In millions)	2Q22	1Q22	2Q21	$	%	$	%
Salaries and employee benefits	$307	$312	$272	$(5)	(2)%	$35	13%
Technology, telecom, and information processing	53	52	49	1	2	4	8
Occupancy and equipment, net	36	38	39	(2)	(5)	(3)	(8)
Professional and legal services	14	14	18	—	—	(4)	(22)
Marketing and business development	9	8	7	1	13	2	29
Deposit insurance and regulatory expense	13	10	7	3	30	6	86
Credit-related expense	7	7	6	—	—	1	17
Other real estate expense, net	—	1	—	(1)	NM	—	NM
Other	25	22	30	3	14	(5)	(17)
Total noninterest expense	$464	$464	$428	$—	—	$36	8
Adjusted noninterest expense [1]	$463	$464	$419	$(1)	—	$44	11
1 For information on non-GAAP financial measures, see pages 15-17.
Total noninterest expense increased $36 million, or 8%, relative to the prior year quarter. Salaries and benefits expense increased $35 million, or 13%, due to increased headcount, the impact of inflationary and competitive labor market pressures on wages and benefits, and increases in incentive compensation accruals arising from improvements in anticipated full-year profitability.

ZIONS BANCORPORATION, N.A.
Press Release – Page 4
July 26, 2022
Deposit insurance and regulatory expense increased $6 million, driven largely by a higher FDIC insurance assessment.
Other noninterest expense decreased $5 million, or 17%, primarily due to the success fee accrual in the prior year period related to the IPO of our SBIC investment in Recursion Pharmaceuticals, Inc. Professional and legal services expense decreased $4 million, or 22%, due to third-party assistance associated with PPP loan forgiveness and various other technology-related and outsourced services utilized in the prior year period.
The efficiency ratio was 60.7%, compared with 59.1%. For information on non-GAAP financial measures, including differences between noninterest expense and adjusted noninterest expense, see pages 15-17.
BALANCE SHEET ANALYSIS

Loans and Leases
				2Q22 - 1Q22		2Q22 - 2Q21
(In millions)	2Q22	1Q22	2Q21	$	%	$	%
Loans held for sale	$42	$43	$66	$(1)	(2)%	$(24)	(36)%
Loans and leases:
Commercial – excluding PPP loans	$28,649	$27,644	$24,700	$1,005	4	$3,949	16
Commercial – PPP loans	534	1,081	4,461	(547)	(51)	(3,927)	(88)
Commercial real estate	12,136	12,094	12,108	42	—	28	—
Consumer	11,051	10,423	10,129	628	6	922	9
Loans and leases, net of unearned income and fees	52,370	51,242	51,398	1,128	2	972	2
Less allowance for loan losses	508	478	535	30	6	(27)	(5)
Loans and leases held for investment, net of allowance	$51,862	$50,764	$50,863	$1,098	2	$999	2

Unfunded lending commitments and letters of credit	$28,008	$27,253	$25,689	$755	3	$2,319	9
Loans and leases, net of unearned income and fees, increased $1.0 billion, or 2%, to $52.4 billion at June 30, 2022. Excluding PPP loans, total loans and leases increased $4.9 billion, or 10%, to $51.8 billion. Commercial and industrial loans, owner occupied loans, and municipal loans increased $2.0 billion, $1.0 billion, and $0.9 billion, respectively. Home equity credit lines increased $0.5 billion, and both consumer construction and 1-4 family residential mortgage loan portfolios increased $0.2 billion.
Unfunded lending commitments and letters of credit increased $2.3 billion, or 9%, to $28.0 billion at June 30, 2022, primarily due to growth in our home equity and commercial credit line portfolios.

ZIONS BANCORPORATION, N.A.
Press Release – Page 5
July 26, 2022

Credit Quality
				2Q22 - 1Q22		2Q22 - 2Q21
(In millions)	2Q22	1Q22	2Q21	$	%	$	%
Provision for credit losses	$41	$(33)	$(123)	$74	NM	$164	NM
Allowance for credit losses	546	514	574	32	6%	(28)	(5)%
Net loan and lease charge-offs (recoveries)	9	6	(2)	3	50	11	NM
Nonperforming assets[2]	201	252	308	(51)	(20)	(107)	(35)
Classified loans	1,009	1,148	1,557	(139)	(12)	(548)	(35)
	2Q22	1Q22	2Q21	bps		bps
Ratio of ACL to loans[1] and leases outstanding, at period end	1.04%	1.00%	1.12%	4		(8)
Ratio of ACL to loans[1] and leases outstanding (ex-PPP), at period end	1.05%	1.02%	1.22%	3		(17)
Annualized ratio of net loan and lease charge-offs to average loans	0.07%	0.05%	(0.02)%	2		9
Ratio of classified loans to total loans and leases (ex-PPP)	1.95%	2.29%	3.32%	(34)		(137)
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.39%	0.50%	0.61%	(11)		(22)
1 Does not include loans held for sale.
2 Does not include banking premises held for sale.
Net loan and lease charge-offs were $9 million, compared with net recoveries of $2 million in the prior year quarter. During the second quarter of 2022, we recorded a $41 million provision for credit losses, compared with a $(123) million provision during the prior year period. The allowance for credit losses (“ACL”) was $546 million at June 30, 2022, compared with $574 million at June 30, 2021. The decrease in the ACL was due largely to changes in economic forecasts and improvements in overall credit quality. The ratio of ACL to total loans and leases (ex-PPP) was 1.05% at June 30, 2022, compared with 1.22% at June 30, 2021.

Deposits and Borrowed Funds
				2Q22 - 1Q22		2Q22 - 2Q21
(In millions)	2Q22	1Q22	2Q21	$	%	$	%
Noninterest-bearing demand	$40,289	$41,937	$38,128	$(1,648)	(4)%	$2,161	6%
Interest-bearing:
Savings and money market	37,346	38,864	36,037	(1,518)	(4)	1,309	4
Time	1,426	1,550	1,940	(124)	(8)	(514)	(26)
Total deposits	$79,061	$82,351	$76,105	$(3,290)	(4)	$2,956	4
Borrowed funds:
Federal funds purchased and other short-term borrowings	$1,018	$638	$741	$380	60	$277	37
Long-term debt	671	689	1,308	(18)	(3)	(637)	(49)
Total borrowed funds	$1,689	$1,327	$2,049	$362	27	$(360)	(18)
Total deposits increased $3.0 billion, or 4%, to $79.1 billion, primarily due to a $2.2 billion increase in noninterest-bearing deposits. Average total deposits increased $6.2 billion, or 8%, to $80.9 billion, relative to the prior year period. Average noninterest-bearing deposits increased $4.5 billion, or 12%, to $41.1 billion, and were 51% and 49% of average total deposits for the respective time periods.

ZIONS BANCORPORATION, N.A.
Press Release – Page 6
July 26, 2022
Total borrowed funds decreased $0.4 billion, or 18%, to $1.7 billion, from the prior year quarter. The decrease in long-term debt was primarily due to the redemption of $290 million of senior notes during the first quarter of 2022, and the maturity of $281 million of senior notes during the third quarter of 2021. The growth of deposits has allowed us to reduce borrowed funds.

Shareholders’ Equity
				2Q22 - 1Q22		2Q22 - 2Q21
(In millions, except share data)	2Q22	1Q22	2Q21	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,845	1,889	2,565	(44)	(2)	(720)	(28)
Retained earnings	5,447	5,311	4,853	136	3	594	12
Accumulated other comprehensive income (loss)	(2,100)	(1,346)	175	(754)	(56)	(2,275)	NM
Total shareholders’ equity	$5,632	$6,294	$8,033	$(662)	(11)	$(2,401)	(30)
Capital distributions:
Common dividends paid	$58	$58	$56	$—	—	$2	4
Bank common stock repurchased	50	50	100	—	—	(50)	(50)
Total capital distributed to common shareholders	$108	$108	$156	$—	—	$(48)	(31)

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	150,838	151,687	163,054	(849)	(1)%	(12,216)	(7)%
Common shares outstanding, at period end (in thousands)	150,471	151,348	162,248	(877)	(1)	(11,777)	(7)
The common stock dividend was $0.38 per share, compared with $0.34 during the prior year quarter. Weighted average diluted shares outstanding decreased 12.2 million, or 7%, from the second quarter of 2021, primarily due to share repurchases. During the second quarter of 2022, we repurchased 0.9 million common shares outstanding for $50 million.
Accumulated other comprehensive income (“AOCI”) decreased to a loss of $2.1 billion at June 30, 2022, due to decreases in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will revert back to par over the remaining life of the securities. We have not initiated any sales of AFS securities, nor do we currently intend to sell any identified securities with unrealized losses.
Tangible book value per common share decreased to $27.76, compared with $40.54, primarily due to the significant decrease in AOCI previously described. Estimated common equity tier 1 (“CET1”) capital was $6.3 billion, compared with $6.4 billion, and the estimated CET1 capital ratio was 9.9%, compared with 11.3%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 7
July 26, 2022
Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the second quarter results at 5:30 p.m. ET on July 26, 2022. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and entering the passcode 13730757, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with more than $90 billion of total assets at December 31, 2021, and annual net revenue of $2.9 billion in 2021. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, often accompanied by words such as “may,” “might,” “could,” “anticipate,” “expect,” and similar terms, are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks and uncertainties.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2021 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

ZIONS BANCORPORATION, N.A.
Press Release – Page 8
July 26, 2022
FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
BALANCE SHEET [1]
Loans held for investment, net of allowance	$51,862	$50,764	$50,338	$50,187	$50,863
Total assets	87,784	91,126	93,200	88,306	87,208
Deposits	79,061	82,351	82,789	77,884	76,105
Total shareholders’ equity	5,632	6,294	7,463	7,774	8,033
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$195	$195	$207	$234	$345
Net interest income	593	544	553	555	555
Taxable-equivalent net interest income [2]	602	552	563	562	562
Total noninterest income	172	142	190	139	205
Total noninterest expense	464	464	449	429	428
Adjusted pre-provision net revenue [2]	300	241	288	290	290
Provision for credit losses	41	(33)	25	(46)	(123)
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.29	$1.27	$1.34	$1.45	$2.08
Dividends	0.38	0.38	0.38	0.38	0.34
Book value per common share [1]	34.50	38.68	46.32	46.85	46.80
Tangible book value per common share [1,2]	27.76	31.97	39.62	40.37	40.54
Weighted average share price	56.62	68.23	63.69	54.78	55.86
Weighted average diluted common shares outstanding (in thousands)	150,838	151,687	153,635	160,480	163,054
Common shares outstanding (in thousands) [1]	150,471	151,348	151,625	156,530	162,248
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.91%	0.90%	0.92%	1.08%	1.65%
Return on average common equity	14.0%	11.8%	11.5%	12.3%	18.6%
Return on average tangible common equity [2]	17.1%	13.9%	13.4%	14.2%	21.6%
Net interest margin	2.87%	2.60%	2.58%	2.68%	2.79%
Cost of total deposits, annualized	0.03%	0.03%	0.03%	0.03%	0.04%
Efficiency ratio [2]	60.7%	65.8%	60.8%	59.8%	59.1%
Effective tax rate	21.9%	20.4%	20.8%	22.8%	22.2%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.38%	0.49%	0.53%	0.64%	0.60%
Annualized ratio of net loan and lease charge-offs to average loans	0.07%	0.05%	0.01%	(0.01)%	(0.02)%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.04%	1.00%	1.09%	1.04%	1.12%
Full-time equivalent employees	9,895	9,724	9,685	9,641	9,727
CAPITAL RATIOS AND DATA [1]
Common equity tier 1 capital [3]	$6,257	$6,166	$6,068	$6,236	$6,383
Risk-weighted assets [3]	63,424	61,427	59,600	57,459	56,339
Tangible common equity ratio [2]	4.8%	5.4%	6.5%	7.2%	7.6%
Common equity tier 1 capital ratio [3]	9.9%	10.0%	10.2%	10.9%	11.3%
Tier 1 leverage ratio [3]	7.4%	7.3%	7.2%	7.6%	8.0%
Tier 1 risk-based capital ratio [3]	10.6%	10.8%	10.9%	11.6%	12.1%
Total risk-based capital ratio [3]	12.3%	12.5%	12.8%	13.6%	14.2%
1 At period end.
2    For information on non-GAAP financial measures, see pages 15-17.
3 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 9
July 26, 2022
CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and due from banks	$559	$700	$595	$597	$525
Money market investments:
Interest-bearing deposits	1,249	5,093	10,283	9,442	10,086
Federal funds sold and security resell agreements	2,273	2,345	2,133	1,858	1,714
Investment securities:
Held-to-maturity[1], at amortized cost	614	439	441	459	620
Available-for-sale, at fair value	25,297	26,145	24,048	20,461	18,170
Trading account, at fair value	304	382	372	305	181
Total securities, net of allowance	26,215	26,966	24,861	21,225	18,971
Loans held for sale	42	43	83	67	66
Loans and leases, net of unearned income and fees	52,370	51,242	50,851	50,678	51,398
Less allowance for loan losses	508	478	513	491	535
Loans held for investment, net of allowance	51,862	50,764	50,338	50,187	50,863
Other noninterest-bearing investments	840	829	851	868	895
Premises, equipment and software, net	1,372	1,346	1,319	1,282	1,239
Goodwill and intangibles	1,015	1,015	1,015	1,015	1,015
Other real estate owned	—	4	8	21	23
Other assets	2,357	2,021	1,714	1,744	1,811
Total assets	$87,784	$91,126	$93,200	$88,306	$87,208
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$40,289	$41,937	$41,053	$39,150	$38,128
Interest-bearing:
Savings and money market	37,346	38,864	40,114	37,046	36,037
Time	1,426	1,550	1,622	1,688	1,940
Total deposits	79,061	82,351	82,789	77,884	76,105
Federal funds purchased and other short-term borrowings	1,018	638	903	579	741
Long-term debt	671	689	1,012	1,020	1,308
Reserve for unfunded lending commitments	38	36	40	38	39
Other liabilities	1,364	1,118	993	1,011	982
Total liabilities	82,152	84,832	85,737	80,532	79,175
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,845	1,889	1,928	2,245	2,565
Retained earnings	5,447	5,311	5,175	5,025	4,853
Accumulated other comprehensive income (loss)	(2,100)	(1,346)	(80)	64	175
Total shareholders’ equity	5,632	6,294	7,463	7,774	8,033
Total liabilities and shareholders’ equity	$87,784	$91,126	$93,200	$88,306	$87,208
[1] Held-to-maturity (fair value)	$578	$414	$443	$461	$622
[2] Common shares (issued and outstanding)	150,471	151,348	151,625	156,530	162,248

ZIONS BANCORPORATION, N.A.
Press Release – Page 10
July 26, 2022
CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Interest income:
Interest and fees on loans	$468	$437	$471	$484	$492
Interest on money market investments	12	6	7	7	4
Interest on securities	128	112	88	78	74
Total interest income	608	555	566	569	570
Interest expense:
Interest on deposits	7	6	7	7	7
Interest on short- and long-term borrowings	8	5	6	7	8
Total interest expense	15	11	13	14	15
Net interest income	593	544	553	555	555
Provision for credit losses:
Provision for loan losses	39	(29)	23	(45)	(113)
Provision for unfunded lending commitments	2	(4)	2	(1)	(10)
Total provision for credit losses	41	(33)	25	(46)	(123)
Net interest income after provision for credit losses	552	577	528	601	678
Noninterest income:
Commercial account fees	37	41	34	34	34
Card fees	25	25	25	25	24
Retail and business banking fees	20	20	19	20	18
Loan-related fees and income	21	22	22	27	21
Capital markets and foreign exchange fees	21	15	24	17	17
Wealth management fees	13	14	13	13	12
Other customer-related fees	17	14	15	15	13
Customer-related noninterest income	154	151	152	151	139
Fair value and nonhedge derivative income (loss)	10	6	(1)	2	(5)
Dividends and other income	7	2	19	9	8
Securities gains (losses), net	1	(17)	20	(23)	63
Total noninterest income	172	142	190	139	205
Noninterest expense:
Salaries and employee benefits	307	312	282	285	272
Technology, telecom, and information processing	53	52	51	50	49
Occupancy and equipment, net	36	38	38	37	39
Professional and legal services	14	14	16	17	18
Marketing and business development	9	8	20	9	7
Deposit insurance and regulatory expense	13	10	9	8	7
Credit-related expense	7	7	7	7	6
Other real estate expense, net	—	1	—	—	—
Other	25	22	26	16	30
Total noninterest expense	464	464	449	429	428
Income before income taxes	260	255	269	311	455
Income taxes	57	52	56	71	101
Net income	203	203	213	240	354
Preferred stock dividends	(8)	(8)	(6)	(6)	(9)
Net earnings applicable to common shareholders	$195	$195	$207	$234	$345
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	150,635	151,285	153,248	160,221	162,742
Diluted shares (in thousands)	150,838	151,687	153,635	160,480	163,054
Net earnings per common share:
Basic	$1.29	$1.27	$1.34	$1.45	$2.08
Diluted	1.29	1.27	1.34	1.45	2.08

ZIONS BANCORPORATION, N.A.
Press Release – Page 11
July 26, 2022
Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Commercial:
Commercial and industrial	$14,989	$14,356	$13,867	$13,230	$12,947
PPP	534	1,081	1,855	3,080	4,461
Leasing	339	318	327	293	307
Owner occupied	9,208	9,026	8,733	8,446	8,231
Municipal	4,113	3,944	3,658	3,400	3,215
Total commercial	29,183	28,725	28,440	28,449	29,161
Commercial real estate:
Construction and land development	2,659	2,769	2,757	2,843	2,576
Term	9,477	9,325	9,441	9,310	9,532
Total commercial real estate	12,136	12,094	12,198	12,153	12,108
Consumer:
Home equity credit line	3,266	3,089	3,016	2,834	2,727
1-4 family residential	6,423	6,122	6,050	6,140	6,269
Construction and other consumer real estate	787	692	638	584	593
Bankcard and other revolving plans	448	410	396	395	415
Other	127	110	113	123	125
Total consumer	11,051	10,423	10,213	10,076	10,129
Total loans and leases	$52,370	$51,242	$50,851	$50,678	$51,398

Nonperforming Assets
(Unaudited)

(In millions)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Nonaccrual loans [1]	$201	$252	$271	$323	$307
Other real estate owned [2]	—	—	1	1	1
Total nonperforming assets	$201	$252	$272	$324	$308
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.38%	0.49%	0.53%	0.64%	0.60%
Accruing loans past due 90 days or more	$6	$3	$8	$4	$6
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.01%	0.01%	0.02%	0.01%	0.01%
Nonaccrual loans and accruing loans past due 90 days or more	$207	$255	$279	$327	$313
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.39%	0.50%	0.55%	0.65%	0.61%
Accruing loans past due 30-89 days [3]	$123	$93	$70	$114	$29
Restructured loans included in nonaccrual loans	61	100	105	121	128
Restructured loans on accrual	214	216	221	231	330
Classified loans	1,009	1,148	1,236	1,397	1,557
1 Includes loans held for sale.
2 Does not include banking premises held for sale.
3 Includes $7 million of PPP loans at June 30, 2022, which we expect will be paid in full by either the borrower or the SBA.

ZIONS BANCORPORATION, N.A.
Press Release – Page 12
July 26, 2022
Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Allowance for Loan Losses
Balance at beginning of period	$478	$513	$491	$535	$646
Provision for loan losses	39	(29)	23	(45)	(113)
Loan and lease charge-offs	18	17	11	8	8
Less: Recoveries	9	11	10	9	10
Net loan and lease charge-offs	9	6	1	(1)	(2)
Balance at end of period	$508	$478	$513	$491	$535
Ratio of allowance for loan losses to loans[1] and leases, at period end	0.97%	0.93%	1.01%	0.97%	1.04%
Ratio of allowance for loan losses to nonaccrual loans[1] at period end	261%	190%	189%	152%	175%
Annualized ratio of net loan and lease charge-offs to average loans	0.07%	0.05%	0.01%	(0.01)%	(0.02)%
Annualized ratio of net loan and lease charge-offs to average loans (excluding PPP loans)	0.07%	0.05%	0.01%	(0.01)%	(0.02)%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$36	$40	$38	$39	$49
Provision for unfunded lending commitments	2	(4)	2	(1)	(10)
Balance at end of period	$38	$36	$40	$38	$39
Allowance for Credit Losses
Allowance for loan losses	$508	$478	$513	$491	$535
Reserve for unfunded lending commitments	38	36	40	38	39
Total allowance for credit losses	$546	$514	$553	$529	$574
Ratio of total allowance for credit losses to loans[1] and leases outstanding, at period end	1.04%	1.00%	1.09%	1.04%	1.12%
Ratio of total allowance for credit losses to loans[1] and leases outstanding (excluding PPP loans), at period end	1.05%	1.02%	1.13%	1.11%	1.22%
1 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13
July 26, 2022
Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Loans held for sale	$6	$—	$—	$—	$1
Commercial:
Commercial and industrial	$86	$112	$124	$157	$111
PPP	1	2	3	—	1
Leasing	—	—	—	—	—
Owner occupied	40	53	57	67	69
Municipal	—	—	—	—	—
Total commercial	127	167	184	224	181
Commercial real estate:
Construction and land development	—	—	—	—	—
Term	20	20	20	25	28
Total commercial real estate	20	20	20	25	28
Consumer:
Home equity credit line	10	13	14	15	18
1-4 family residential	38	51	52	58	78
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	—	1	1	1	1
Other	—	—	—	—	—
Total consumer	48	65	67	74	97
Total nonaccrual loans	$201	$252	$271	$323	$307

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021
Commercial:
Commercial and industrial	$8	$6	$3	$(2)	$(2)
PPP	—	—	—	—	—
Leasing	—	—	—	—	—
Owner occupied	—	(1)	—	(1)	—
Municipal	—	—	—	—	—
Total commercial	8	5	3	(3)	(2)
Commercial real estate:
Construction and land development	—	—	(3)	—	—
Term	—	—	—	—	—
Total commercial real estate	—	—	(3)	—	—
Consumer:
Home equity credit line	(1)	(1)	—	1	(1)
1-4 family residential	1	1	—	1	—
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	1	1	—	—	1
Other	—	—	1	—	—
Total consumer loans	1	1	1	2	—
Total net charge-offs (recoveries)	$9	$6	$1	$(1)	$(2)

ZIONS BANCORPORATION, N.A.
Press Release – Page 14
July 26, 2022
CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	June 30, 2022		March 31, 2022		June 30, 2021
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$3,113	0.66%	$6,735	0.19%	$8,848	0.11%
Federal funds sold and security resell agreements	2,542	1.13%	2,300	0.52%	1,405	0.51%
Total money market investments	5,655	0.87%	9,035	0.27%	10,253	0.17%
Securities:
Held-to-maturity	485	2.96%	438	3.12%	579	2.91%
Available-for-sale	25,722	1.91%	25,246	1.71%	17,041	1.63%
Trading account	357	5.07%	384	4.76%	211	4.43%
Total securities	26,564	1.97%	26,068	1.78%	17,831	1.71%
Loans held for sale	38	0.72%	57	1.92%	62	2.50%
Loans and leases:[2]
Commercial - excluding PPP loans	28,151	3.71%	27,037	3.54%	24,560	3.85%
Commercial - PPP loans	801	7.45%	1,459	6.64%	5,945	4.56%
Commercial real estate	12,098	3.69%	12,171	3.37%	12,037	3.46%
Consumer	10,734	3.24%	10,266	3.23%	10,228	3.51%
Total loans and leases	51,784	3.67%	50,933	3.52%	52,770	3.77%
Total interest-earning assets	84,041	2.94%	86,093	2.65%	80,916	2.86%
Cash and due from banks	617		625		579
Allowance for credit losses on loans and debt securities	(480)		(515)		(647)
Goodwill and intangibles	1,015		1,015		1,015
Other assets	4,712		4,211		4,094
Total assets	$89,905		$91,429		$85,957
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$38,325	0.06%	$39,132	0.05%	$35,987	0.06%
Time	1,488	0.24%	1,587	0.26%	2,108	0.42%
Total interest-bearing deposits	39,813	0.07%	40,719	0.06%	38,095	0.08%
Borrowed funds:
Federal funds purchased and other short-term borrowings	743	0.70%	594	0.08%	834	0.06%
Long-term debt	678	3.79%	823	2.66%	1,303	2.31%
Total borrowed funds	1,421	2.17%	1,417	1.58%	2,137	1.43%
Total interest-bearing funds	41,234	0.14%	42,136	0.11%	40,232	0.15%
Noninterest-bearing demand deposits	41,074		40,886		36,545
Other liabilities	1,575		1,267		1,200
Total liabilities	83,883		84,289		77,977
Shareholders’ equity:
Preferred equity	440		440		544
Common equity	5,582		6,700		7,436
Total shareholders’ equity	6,022		7,140		7,980
Total liabilities and shareholders’ equity	$89,905		$91,429		$85,957
Spread on average interest-bearing funds		2.80%		2.54%		2.71%
Impact of net noninterest-bearing sources of funds		0.07%		0.06%		0.08%
Net interest margin		2.87%		2.60%		2.79%
Memo: total loans and leases, excluding PPP loans	50,983	3.61%	49,474	3.43%	46,825	3.67%
Memo: total cost of deposits		0.03%		0.03%		0.04%
Memo: total deposits and interest-bearing liabilities	82,308	0.07%	83,022	0.06%	76,777	0.08%
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 15
July 26, 2022
GAAP to NON-GAAP RECONCILIATIONS
(Unaudited)
This press release presents non-GAAP financial measures, in addition to GAAP financial measures, to provide investors with additional information. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful base for period-to-period and company-to-company comparisons. We use these non-GAAP financial measures to assess our performance, financial position, and for presentations of our performance to investors. We believe that presenting these non-GAAP financial measures permits investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Net earnings applicable to common shareholders, net of tax	(a)	$195	$195	$207	$234	$345
Average common equity (GAAP)		$5,582	$6,700	$7,146	$7,569	$7,436
Average goodwill and intangibles		(1,015)	(1,015)	(1,015)	(1,015)	(1,015)
Average tangible common equity (non-GAAP)	(b)	$4,567	$5,685	$6,131	$6,554	$6,421
Number of days in quarter	(c)	91	90	92	92	91
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP)	(a/b/c)*d	17.1%	13.9%	13.4%	14.2%	21.6%
TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Total shareholders’ equity (GAAP)		$5,632	$6,294	$7,463	$7,774	$8,033
Goodwill and intangibles		(1,015)	(1,015)	(1,015)	(1,015)	(1,015)
Tangible equity (non-GAAP)	(a)	4,617	5,279	6,448	6,759	7,018
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$4,177	$4,839	$6,008	$6,319	$6,578
Total assets (GAAP)		$87,784	$91,126	$93,200	$88,306	$87,208
Goodwill and intangibles		(1,015)	(1,015)	(1,015)	(1,015)	(1,015)
Tangible assets (non-GAAP)	(c)	$86,769	$90,111	$92,185	$87,291	$86,193
Common shares outstanding (in thousands)	(d)	150,471	151,348	151,625	156,530	162,248
Tangible equity ratio (non-GAAP)	(a/c)	5.3%	5.9%	7.0%	7.7%	8.1%
Tangible common equity ratio (non-GAAP)	(b/c)	4.8%	5.4%	6.5%	7.2%	7.6%
Tangible book value per common share (non-GAAP)	(b/d)	$27.76	$31.97	$39.62	$40.37	$40.54

ZIONS BANCORPORATION, N.A.
Press Release – Page 16
July 26, 2022
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. The methodology of determining the efficiency ratio may differ among companies. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allow for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses; adjusted pre-provision net revenue (“PPNR”) enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021	June 30, 2021

Noninterest expense (GAAP)	(a)	$464	$464	$449	$429	$428
Adjustments:
Severance costs		1	—	—	1	—
Other real estate expense, net		—	1	—	—	—
Amortization of core deposit and other intangibles		—	—	1	—	—
SBIC investment success fee accrual [1]		—	(1)	2	(4)	9
Total adjustments	(b)	1	—	3	(3)	9
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$463	$464	$446	$432	$419

Net interest income (GAAP)	(d)	$593	$544	$553	$555	$555
Fully taxable-equivalent adjustments	(e)	9	8	10	7	7
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	602	552	563	562	562
Noninterest income (GAAP)	(g)	172	142	190	139	205
Combined income (non-GAAP)	(f+g)=(h)	774	694	753	701	767
Adjustments:
Fair value and nonhedge derivative income (loss)		10	6	(1)	2	(5)
Securities gains (losses), net		1	(17)	20	(23)	63
Total adjustments	(i)	11	(11)	19	(21)	58
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$763	$705	$734	$722	$709

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$310	$230	$304	$272	$339
Adjusted PPNR (non-GAAP)	(j)-(c)	300	241	288	290	290
Efficiency ratio (non-GAAP)	(c/j)	60.7%	65.8%	60.8%	59.8%	59.1%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments. The gains/(losses) related to these investments are excluded from the efficiency ratio through securities gains (losses), net.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17
July 26, 2022

		Six Months Ended
(Dollar amounts in millions)		June 30, 2022	June 30, 2021

Noninterest expense (GAAP)	(a)	$928	$863
Adjustments:
Severance costs		1	—
Other real estate expense		1	—
Pension termination-related expense		—	(5)
SBIC investment success fee accrual [1]		(1)	9
Total adjustments	(b)	1	4
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$927	$859

Net interest income (GAAP)	(d)	$1,137	$1,100
Fully taxable-equivalent adjustments	(e)	17	15
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,154	1,115
Noninterest income (GAAP)	(g)	314	374
Combined income (non-GAAP)	(f+g)=(h)	1,468	1,489
Adjustments:
Fair value and nonhedge derivative loss		16	13
Securities gains, net		(16)	74
Total adjustments	(i)	—	87
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$1,468	$1,402

Pre-provision net revenue (PPNR)	(h)-(a)	$540	$626
Adjusted PPNR (non-GAAP)	(j)-(c)	541	543
Efficiency ratio (non-GAAP)	(c/j)	63.1%	61.3%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments. The gains/(losses) related to these investments are excluded from the efficiency ratio through securities gains (losses), net.